Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

James Spiezio

978-694-9121

spiezio@beaconpower.com

Gene Hunt

978-661-2825

hunt@beaconpower.com

BEACON POWER RECEIVES NASDAQ NOTICE

OF MINIMUM BID PRICE NON-COMPLIANCE

Company Has a Minimum of 180 Days to Meet Requirement

Tyngsboro, Mass., September 18, 2009 — Beacon Power Corporation (NASDAQ: BCON) today announced that it has received a letter from The Nasdaq Stock Market dated September 16, 2009, indicating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market based on Marketplace Rule 5550(a)(2), and describing a timetable for bringing the Company into compliance with that rule.

The common stock remains listed on The Nasdaq Capital Market under the symbol BCON.  The Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance, in accordance with Marketplace Rule 5810(c)(3)(A). If at any time before then, the Company’s common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days, The Nasdaq Stock Market staff will notify Beacon that it has regained compliance.

If Beacon has not met the requirements of Rule 5550(a)(2) by March 15, 2010, but meets the applicable standards for initial listing on the Nasdaq Capital Market (other than the minimum bid price requirement), then the Company will be granted a second 180 calendar day compliance period, or until September 11, 2010, within which to achieve a closing bid price of $1.00 or more for a minimum of 10 consecutive business days. The Company believes that it currently meets the applicable standards for initial listing, other than the minimum bid price requirement. The Company intends to actively monitor the bid price for its common stock between now and March 15, 2010, and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; uncertainties relating to the success of Beacon’s DOE grant proposals; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in finalizing the DOE loan guarantee support for our New York facility, or complying with the conditions or ongoing covenants of that support; a need to raise additional equity to fund the project and Beacon’s other operations in uncertain financial markets; conditions in target markets, including the fact that some ISOs have been slow to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.